Exhibit 99.1

LONESTAR ANNOUNCES WELL RESULTS AT HAWKEYE

Fort Worth, Texas, February 28, 2018 (PRNewswire) — Lonestar Resources US Inc. (NASDAQ: LONE) announced initial production results from the first Eagle Ford Shale wells on its Hawkeye property in Gonzales County, Texas. The Hawkeye property consists of 6,257 gross / 1,655 net acres. Hawkeye was acquired by Lonestar in the fourth quarter of 2017 for $3.4 million. Under Lonestar’s operatorship, production from the existing producing wells has increased from 49 BOE per day to 219 BOE per day. Lonestar has now completed its first two wells on the Hawkeye property, the initial results of which are detailed below. The Hawkeye leasehold contains 15 additional Eagle Ford Shale locations, most of which range in lateral length from 8,000 to 11,000 feet.

•	Hawkeye #1H- Lonestar owns an 87.5% working interest in the Hawkeye #1H well. The well was fracture stimulated with a total of 19.7 million pounds of proppant over a perforated interval of 10,910 feet (1,810 pounds per foot) in 36 stages. The well tested at initial rates of 1,071 bopd and 601 Mcfgpd, or 1,209 BOE per day on a three-stream basis. The Hawkeye #1H recently established Max-30 rates of 889 bopd and 496 Mcfgpd, or 1,003 BOE per day on a three-stream basis.

•	Hawkeye #2H- Lonestar owns an 87.5% working interest in the Hawkeye #2H well. The well was fracture stimulated with a total of 15.6 million pounds of proppant over a perforated interval of 8,380 feet (1,867 pounds per foot) in 28 stages. The well tested at initial rates of 907 bopd and 494 Mcfgpd, or 1,020 BOE per day on a three-stream basis. The Hawkeye #2H recently established Max-30 rates of 773 bopd and 432 Mcfgpd, or 872 BOE per day on a three-stream basis.

Lonestar’s Chief Executive Officer, Frank D. Bracken, III, commented, “The early results of our first two wells on our recently acquired Hawkeye property are extremely encouraging. The rates achieved thus far are 52% better than our six-well average at Cyclone on an absolute basis and 31% better than the best well at Cyclone. Moreover, measured by rates per 1,000 feet of lateral, the rates achieved at Hawkeye are on average, 26% better than the six-well average at Cyclone and 14% better than our best well at Cyclone. Importantly, initial production rates on our new Hawkeye wells are considerably outperforming the projections of our recently-issued third party reserve report.”

Bracken added, “Our diligent work over the past two years has set up 2018 as a breakout year for Lonestar. We have provided full-year guidance of 10,000 to 10,700 BOE per day, which equates to approximately 65% growth over 2017 results. The production results from our extended-reach Hawkeye wells represent an excellent start to our 2018 program. Our completions calendar is on schedule— we are now fracture stimulating our 10,000-foot and 12,000-foot laterals at Horned Frog and expect turn these wells to sales before the end of the first quarter. Getting off to an exceptional start to the year gives us increased confidence that we will deliver on our 2018 plan, resulting in a material increase in shareholder value.”

About Lonestar

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2017 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.